Limited Power of Attorney

I, Victor Javier Aguilar Moses, with a business address of One P&G Plaza, Cincinnati, Ohio 45202, hereby grant this Power of Attorney to each of the following persons: Susan S. Felder, Jamie M. Herald,
Sandra T. Lane, Valerie L. Obermeyer, and Aaron B. Shepherd;
whose offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel, Assistant General Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: (1) complete, sign, and submit all documents required by the Securities and Exchange Commission (the ?Commission?) under sub-section 16(a) of the Securities Exchange Act of 1934 (15 U.S.C. ? 78p(a)), Rule 144 of the Securities Act of 1933
(17 CFR ? 230.144), and all other securities laws and rules applicable due to my status as an officer of The Procter & Gamble Company.

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice.

IN WITNESS WHEREOF, I hereby sign this Limited Power of Attorney as of the date below written.



Date: September 3, 2020            /s/ Victor Javier Aguilar Moses
				       Victor Javier Aguilar Moses